Exhibit 10.8

[Insert Date]

The Traxis Group B.V.

c/o Cerberus Capital Management L.P.

875 Third Avenue

New York, NY 10022

Re: Purchase Agreement and Business Combination

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Purchase Agreement (the “Purchase Agreement”), dated as of September 21, 2014, entered into by and between Hennessy Capital Acquisition Corp., a Delaware corporation (the “Company”), and The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (the “Seller”), relating to the sale by the Seller to the Company of School Bus Holdings, Inc., a Delaware corporation (the “Business Combination”). Certain capitalized terms used herein are defined in paragraph 3 hereof.

In order to induce the Company and the Seller to enter into the Purchase Agreement and to proceed with the Business Combination and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hennessy Capital Partners I LLC (the “Sponsor”) and the undersigned individuals, each of whom was and/or is a director of the Company or member of the Company’s management team prior to the Business Combination, and will remain a stockholder of the Company immediately after the Business Combination, (each, a “Founder” and collectively, the “Founders”), hereby agrees with the Seller as follows:

1.

a.	The Sponsor and each Founder agrees that it or he shall not Transfer any Founder Shares held by it or him, if any, until the earliest of (x) one year after the completion of a Business Combination, (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (z) the Alternative Lock-up Termination Date (as defined in that certain Exchange of Private Placement Warrants Letter Agreement, dated as of the date of the Purchase Agreement, by and among the Company, Sponsor and Seller).

b.

Notwithstanding the provision set forth in paragraph 1(a), Transfers of the Founder Shares are permitted hereunder (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsor and Founders; (b) in the case of an individual, by a gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon the death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) by virtue of the laws of the State of Delaware or the Sponsor’s Limited Liability Company

agreement upon dissolution of the Sponsor provided, however, that in the case of clauses (a) through (e), any such Transfer shall be conditioned upon entry by such transferees into a written agreement, addressed to the Seller, agreeing to be bound by these transfer restrictions.

2.	The Sponsor and each Founder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

3.	As used herein, (i) “Common Stock” shall mean the Company’s common stock, par value $0.0001 per share; (ii) “Founder Shares” shall mean the 2,875,000 shares of the Common Stock of the Company initially acquired by the Sponsor and Founders for an aggregate purchase price of $25,000, or approximately $0.001 per share, prior to the consummation of the initial public offering of the Company; and (iii) “Transfer” shall mean (a) sell, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

4.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and Founders and their respective successors and assigns.

6.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[Signature Page follows]

Sincerely, HENNESSY CAPITAL PARTNERS I LLC By: Hennessy Capital LLC, its managing member

By:
Name: Daniel J. Hennessy Title: Managing Member

Kevin Charlton

Charles B. Lowrey II

Bradley Bell

Peter Shea

Richard Burns

Joseph Tabet

Acknowledged and Agreed: THE TRAXIS GROUP B.V.

By:
Name: Title: